FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended
	March 31, 2013	June 30, 2013
Revenue
Subsea Technologies	$1,093.3	$1,123.7
Surface Technologies	421.7	440.2
Energy Infrastructure	134.3	157.9
Other revenue (1) and intercompany eliminations	(3.3)	(13.9)
	$1,646.0	$1,707.9

Income before income taxes

Segment operating profit
Subsea Technologies	$97.4	$120.2
Surface Technologies	57.3	57.3
Energy Infrastructure	12.1	21.7
Intercompany eliminations	(0.2)	0.2
Total segment operating profit	166.6	199.4

Corporate items
Corporate expense	(10.3)	(12.5)
Other revenue and other expense, net (1)	(17.0)	(31.5)
Net interest expense	(8.1)	(8.8)
Total corporate items	(35.4)	(52.8)

Income before income taxes attributable to FMC Technologies, Inc.	$131.2	$146.6

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.

FMC TECHNOLOGIES, INC. AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(Unaudited and in millions)

	Three Months Ended				Twelve Months Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2012
Revenue
Subsea Technologies	$896.0	$946.5	$929.8	$1,234.5	$4,006.8
Surface Technologies	377.8	413.8	362.8	443.7	1,598.1
Energy Infrastructure	135.9	138.2	132.4	167.6	574.1
Other revenue (1) and intercompany eliminations	(13.1)	(3.6)	(6.0)	(4.9)	(27.6)
	$1,396.6	$1,494.9	$1,419.0	$1,840.9	$6,151.4

Income before income taxes

Segment operating profit
Subsea Technologies	$70.0	$106.0	$110.4	$145.8	$432.2
Surface Technologies	78.0	84.2	57.5	64.6	284.3
Energy Infrastructure	14.4	12.8	12.8	28.2	68.2
Total segment operating profit	162.4	203.0	180.7	238.6	784.7

Corporate items
Corporate expense	(8.5)	(10.4)	(11.5)	(11.4)	(41.8)
Other revenue and other expense, net (1)	(20.9)	(29.7)	(29.3)	(40.0)	(119.9)
Net interest expense	(3.5)	(6.4)	(6.0)	(10.7)	(26.6)
Total corporate items	(32.9)	(46.5)	(46.8)	(62.1)	(188.3)

Income before income taxes attributable to FMC Technologies, Inc.	$129.5	$156.5	$133.9	$176.5	$596.4

(1) Other revenue comprises certain unrealized gains and losses on derivative instruments related to unexecuted sales contracts. Other expense, net, generally includes stock-based compensation, other employee benefits, LIFO adjustments, certain foreign exchange gains and losses, and the impact of unusual or strategic transactions not representative of segment operations.